i	SUPPORT ISP Welcome to the Future of Fundraising	ISupportISP, LLC. 509 E. Mound Street Columbia, Ohio 43215 (614) 219-5170 phone (614) 219-5178 fax jscully@isupportisp.com www.isupportisp.com

Worldwide Technologies, Inc.

300 Esplanade Drive, Suite 1680

Oxnard, CA, 93030

Attn: Aric Gastwirth, Chief Financial Officer

Gregg G. Schlender, VP Sales

This fund raising agreement (hereinafter referred to as the "Agreement") is entered into between ISupportISP, LLC, a provider of internet access services, with its principal offices located in Columbus, Ohio (hereinafter referred to as the "Provider"), and Worldwide Technologies, Inc. with its executive offices located in Oxnard, California (hereinafter referred to as the "Client").

Provider intends to sell branded dial up internet access under one or more virtual internet service provider names. Provider will provide all actual service and support to subscribers.

Client intends to market the service to its members, clients, web site visitors and others, as it deems appropriate. Client will not be responsible to provide any actual services to subscribers except as detailed in the EMAIL and PERSONAL WEB SPACE sections. Client will not be financially responsible to provider for any subscriber costs.

Provider will sell services directly to subscribers at prices set by Client above base pricing, as outlined in "pricing" below. Provider will pay difference between base price and subscriber price to Client as a commission.

Virtual ISP domain (branding):

Provider will brand web pages, subscriber software, email domains, and customer service/technical support using Client's domain names, as directed by Client.

Provider will use generic authentication domains on carrier networks for subscriber accounts. Provider uses a different authentication domain on each carrier network.

Example: for clipclop subscriber JSMITH on our quest network, the user name in dial-up networking might be JSMITH@isispa.net, but the email address would be jsmith@clipclop.com, the personal web space www.clipclop.com/pages/jsmith. The entire signup process, customer service and technical support contacts would be branded to clipclop.com.

Term

The initial term of this Agreement shall be (12) months ("Term"). The Term shall commence on the date both parties have executed this Agreement ("Commencement Date"). This Agreement shall automatically renew for successive one (1) year periods ("Renewal Periods"), after expiration of the Term; unless Provider or Client provides the other party with thirty (30) days written notice to terminate this Agreement, as provided for hereinafter.

Assignment of accounts to client on termination of this agreement

If provider terminates this agreement, becomes insolvent or for any reason ceases to provide service to the entire subscriber base, then Client shall have rights to all subscriber information, including customer service and billing records, Radius logs and reports, and Client will have the full authority to move subscribers to another Internet Service Provider.

Branding and domain setup fees:

Client agrees to pay provider for branding of subscriber software, secure signup web pages, technical support documents and other miscellaneous branding at a rate of $1,250 per brand.

All subscriber accounts paid in advance:

Provider charges subscribers in advance for all services. When subscribers pay for service by credit card, PayPal or electronic check the accounts are activated immediately. Subscribers who choose to mail in a physical check or money order will have their accounts activated on receipt of payment by Provider.

Commissions paid to client:

Provider has multiple contracts with carrier networks, each with varying pricing, access number list and total hours of usage provided per month to each subscriber.

Provider will set base pricing for each network, Client will instruct provider as to the matching subscriber prices, thereby defining the commission payable to the Client for each active account.

The base prices may change up or down as provider contracts with carriers change. When notifying Client of increasing base pricing, full documentation for reason of the increase will be provided to Client.

Client may choose to set one price to subscribers, which will result in commission varying depending on network selected by subscriber, or Client may choose to set different pricing to subscribers for each network, in order to keep commission at a set level no matter which network is selected.

Commissions are paid based on peak number of paid active subscribers on each network in a given month.

Example:

Current base price for NETWORK A (Qwest network) is $10.75 per month. If Client sets subscriber price for Network A at $16.95 per month, then commission to Client is $6.20 per month, for every active account on Network A.

Current base price for NETWORK B (Broadwing network) is $11.25 per month. If Client sets subscriber price for Network B at $16.95 per month, then commission to Client is $5.70 per month, for every active account on Network B.

Note that Client may change subscriber pricing at any time, subject to appropriate notice in order for Client and Provider to update web pages and secure signup system to reflect new pricing.

Commissions are paid each month based on TOTAL number of active accounts on each network in that month. i.e. if 500 network A accounts are sold in month 1, and 500 on network A in month 2, and 500 on network A in month 3 (and none of these subscribers cancel service), then client would receive commission on 500 accounts for month 1, 1,000 accounts for month 2, and on 1,500 accounts for month 3.

Client will be paid their commission on a monthly basis. Commissions will be paid to Client by the tenth of the month following the month the commissions are earned. For example, all commissions earned in November 2001, will be paid no later than December 10, 2001.

Effect of pre-pay options on commissions paid:

Client may choose to offer discounted service for pre-paid accounts. i.e. a service that is $17.95 per month if paid month to month might be offered at $99 for six months service (that works out to $16.50 per month).

Full commission for entire period will be paid to Client in first month for pre-paid accounts.

If a subscriber cancels a pre-paid account before the end of the term, then the appropriate pro-rated commission will be charged against that month's commission to the Client.

Obligations of provider

Provider will perform to the best of their abilities to provide service to the subscribers in a professional manner.

Provider will operate in all aspects of their business to protect the good will and reputation of the Client.

Provider will provide Client with weekly or monthly reports detailing total subscribers, new subscribers, cancelled subscribers on each network.

Obligations of client

Client agrees to make a reasonable effort to promote and market the service. The method of promotion can include placement on a web site, mention in on-air or print advertising etcetera.

Client may choose at any time to cease promoting the service. If Client does so, then provider may at that time choose to terminate agreement and cease paying commission to Client for new accounts. Such termination will not affect Providers responsibility to pay commission to Client for existing accounts as of the date of termination.

Basic Services:

The basic services listed below are included in the per subscriber pricing level as described in the section titled "Pricing".

Each full service subscriber account includes:

Unlimited access 56K dial up internet access.

technical support provided via toll free number, 24 hours per day, 7 days a week.

Customer service and billing services provided 9 AM to 8 PM EST, Monday through Friday.

2 Email boxes.

5 MB personal web space per user.

Access to unfiltered News groups.

Dialup Access:

Provider will provide local 56K V.90 dialup access via our national network(s) subject to Provider's agreement(s) with its Network Backbone Provider(s). Provider does not guarantee network performance or POP placement by its Network Backbone Provider(s). Provider is not responsible for any long distance charges incurred by subscribers.

E-mail:

Provider will provide each subscriber with up to two (2) e-mail accounts. Subscribers may access these e-mail accounts via POP3 email application or web based via browser. Provider reserves the right to limit the number of outgoing mail recipients in a single mailing to prevent SPAM.

OR

Client will provide subscriber email accounts and give Provider sufficient administrative access to allow Provider signup servers to create mailboxes when subscriber accounts are created, and to allow Provider's technical support and customer service staff to make additions, changes and deletions as required to support subscribers.

Personal Web Space:

Each subscriber may have up to 5Mb of personal web space on our web-hosting servers for personal web pages.

This personal web space is not automatically assigned for each subscriber. personal web space is only assigned by individual request from the subscriber.

OR

Client will provide subscriber personal web space and give Provider sufficient administrative access to activate personal web space for subscribers, and to allow Provider's technical support and customer service staff to make additions, changes and deletions as required to support subscribers.

Warranty:

Provider will use reasonable efforts under the circumstances to maintain its overall network quality. The quality of Service provided hereunder shall be consistent with industry standards, government regulations and sound business practices.

EXCEPT AS SET FORTH EXPLICITLY HEREIN, EACH PARTY ASSUMES NO RESPONSIBILITY FOR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THIS DISCLAIMER OF WARRANTIES EXTENDS TO BOTH PROPRIETARY PROVIDER SERVICES AND EQUIPMENT AND TO THIRD PARTY PRODUCTS (INCLUDING HARDWARE, SOFTWARE AND FIRMWARE) PROVIDED TO EITHER PARTY BY THE OTHER PURSUANT TO THIS AGREEMENT.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS (ACTUAL OR ANTICIPATED), LOST SAVINGS, OR ANY INCIDENTAL, COLLATERAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY HERETO OR ANY CUSTOMER OF THE OTHER PARTY HERETO OR ANY THIRD PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM AGAINST THE OTHER PARTY HERETO BY ANY THIRD PARTY.

Damages:

For any claim arising under or related to this Agreement, Client's damages, if any, shall be limited to those actually proven as directly attributable to Provider, and Provider's damages, if any, shall be limited to those actually proven as directly attributable to Client.

Indemnity:

Both parties agree to indemnify, hold harmless, and defend the other party, its directors, shareholders, officers, agents, employees and/or representatives from and against any and all claims, demands, causes of action, losses, expenses or liabilities, including reasonable attorney's fees, on account of injury or death of any person or loss of or damage to any and all tangible or intangible property, including but not limited to claims for infringement of patent, copyright, trademark, service mark, licensing agreement, or trade secret, claims of liable, slander, invasion of privacy, arising, directly or indirectly, out of the acts or omissions of either party, any subcontractor, director, officer, agent, employee and/or representative of each of them, in the performance of any work under this Agreement, to the extent such cause of action, loss, expense or liability is caused by the sole negligence of the respective party.

Disputes:

The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly through discussions between themselves at the operational level. In the event a resolution cannot be reached, such controversy or claim shall be negotiated between appointed counsel and senior executives of the parties who have authority to settle the controversy. The disputing party shall give the other party written notice of the dispute. If the parties fail to resolve such controversy or claim within thirty (30) days of the disputing party's notice, either party may seek arbitration as set forth below. Any controversy or claim arising out of or relating to this Agreement, or a breach of this Agreement, shall be finally settled by arbitration in Franklin County, Ohio and shall be resolved under the laws of the State of Ohio. The arbitration shall be conducted before a single arbitrator in accordance with the commercial rules and practices of the American Arbitration Association then in effect. The arbitrator shall have the power to order specific performance if requested. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. All such arbitration proceedings shall be conducted on a confidential basis. The arbitrator may, as part of the arbitration aware, permit the substantially prevailing party to recover all or part of its attorney's fees and other out-of-pocket costs incurred in connection with such arbitration.

Entire Agreement:

This Agreement consists of (i) all the terms and conditions contained herein, and, (ii) any documents incorporated herein specifically by reference. This Agreement constitutes the complete and exclusive statement of the understandings between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to services provided hereunder. No subsequent agreement between the parties concerning the service shall be effective or binding unless it is made in writing and subscribed to by authorized representatives of Reseller and Provider.

Binding Agreement:

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, provided, however, that Client shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of Provider, which consent shall not be unreasonably withheld.

Counterparts; Duly Authorized:

This Agreement may be executed simultaneously in two or more counterparts, each counterpart shall be deemed to be an original, and all counterparts individually or together shall constitute one and the same instrument. Each party represents and warrants that the person whose signature appears below is duly authorized to enter into this Agreement on behalf of the party. IN WITNESS WHEREOF, the parties have executed this Agreement on the latest of the two dates set forth below.

iSupportISP, LLC	Client: Worldwide Technologies, Inc.

Signature: /s/ John Scully	Signature: /s/ J.R. Severn

Name : John Scully	Name : J.R. Severn

Title: : C.E.O.	Title : President

Date : 11/13/2001	Date : 12-7-01